Exhibit A


                                   March 6, 1995


The Future Now, Inc.
8044 Montgomery Road
Suite 601
Cincinnati, OH  45236

Attention: Terry L. Theye

Dear Mr. Theye:

          This letter sets forth the mutual intentions of Intelligent Electronics, Inc. ("Purchaser") and The Future Now, Inc. ("Company") with respect to the proposed acquisition (the "Acquisition") by Purchaser of all of the outstanding common stock of the Company (the "Company Stock"). Purchaser and the Company expect that the Acquisition will be consummated through a merger (the "Merger") of the Company with a subsidiary of Purchaser. Except as and to the extent set forth in the last sentence of this paragraph and in Paragraphs 3, 4 and 5 of this letter, this letter shall not create any obligations on the part of either Purchaser or Company, but shall serve only as the basis for the preparation of a formal written merger agreement (the "Merger Agreement") between Purchaser and Company. Without limiting the generality of the foregoing, each of Purchaser and the Company acknowledges that the other intends to perform a standard due diligence investigation of it prior to execution and delivery of the Merger Agreement. Purchaser and Company acknowledge and agree that Purchaser's execution and delivery of this letter, and all actions taken and to be taken by Purchaser in furtherance of the transactions contemplated hereby, constitute an "exchange offer" for purposes of the Standstill Agreement dated as of July 2, 1992 (the "Standstill Agreement") between Purchaser and Company and will not be construed to have violated the restrictions contained in the Standstill Agreement; it being further agreed that except as set forth in this sentence, the Standstill Agreement remains in full force and effect.

          1. Merger Consideration. The consideration payable by Purchaser for shares of Company Stock will consist solely of registered shares of common stock of Purchaser ("Purchaser Stock") in a tax-free transaction except that, with respect solely to those shareholders of Company who properly perfect statutory appraisal rights under applicable Ohio law, such consideration may consist of cash to the extent required by applicable Ohio law and except that cash may be paid in lieu of issuance of fractional shares of Purchaser Stock. The number of shares of Purchaser Stock issuable in the Merger in exchange for each share of Company Stock will be .6588. The shares of Purchaser Stock so issued shall be freely transferable, subject to securities law restrictions on sales by affiliates.

          2. Merger Agreement. The terms and conditions governing the Acquisition and the Merger will be contained in the Merger Agreement which shall be subject in all respects to the mutual approval of Purchaser and Company. Such terms and conditions shall include:

               a. standard representations and warranties by Company and Purchaser;

               b. mutual agreements regarding preparation and filing of Purchaser's Registration Statement on Form S-4 and all associated proxy statements and the scheduling of a meeting of shareholders of Company to approve the Merger;

               c. agreement by Company to operate in the ordinary course, and to refrain from taking certain actions (including stock issuances and purchases and the payment of dividends or bonuses), prior to completion of the Merger;

               d. extension of the "non-solicitation" provision set forth in Paragraph 3 below;

               e. conditions to the obligations of Purchaser and Company to consummate the Acquisition, including receipt of required third-party and governmental approvals, receipt of Company shareholder approval, expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, absence of material adverse changes, absence of injunctions and receipt of standard legal opinions;

               f. additional conditions to the obligation of Purchaser to consummate the Acquisition, including satisfaction of all restrictions in Ohio law applicable to Purchaser's acquisition of Company Stock, submission of notice of intent to perfect statutory appraisal rights by holders of less than 2% of the outstanding shares of Company Stock and Purchaser shareholder approval (if Purchaser determines that such approval is necessary or appropriate);

               g. additional conditions to the obligation of Company to consummate the Acquisition, including Company shareholder approval and receipt (not later than the execution and delivery of the Merger Agreement) of a fairness opinion satisfactory to the Company's Board of Directors;

               h. provisions, if appropriate, providing termination rights based on the relative market prices of Purchaser Stock and Company Stock at or about the closing date; and

               i. customary provisions regarding termination of the Merger Agreement and payments required as a consequence thereof.

          3. Exclusivity Period. In order to induce Purchaser to proceed with the Acquisition, Company agrees that it shall not, and it shall direct its officers, directors, employees, representatives, investment bankers, attorneys, accountants and other agents and affiliates (collectively, "Representatives") not to, during the period commencing on the date hereof and ending on the earlier of (i) April 7, 1995 and (ii) completion of the
Merger: subject to fiduciary duties of its Board of Directors under applicable law, directly or indirectly, take any action to encourage, solicit, initiate, discuss or negotiate with, or furnish any information to, or afford any access to the properties, books or records of Company, to any person (other than Purchaser and its Representatives) in connection with any possible or proposed merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of a material amount of assets, acquisition of a material amount of assets or similar transactions involving Company.

          4. Announcement. Company and Purchaser will cooperate with respect to the form, content and timing of a press release announcing the execution and delivery of this letter.

          5. Expenses. In the event that the Merger Agreement is not executed, each of Purchaser and Company shall be responsible for all expenses incurred by it in connection with the transactions contemplated by this letter.

          If this proposal is acceptable, please so signify by signing and returning the additional copy of this letter to Purchaser.

                                   INTELLIGENT ELECTRONICS, INC.


                                   By:  /s/ Richard D. Sanford
                                        ------------------------
                                   Its: Chairman and CEO


Agreed this 6th day
of March, 1995.

THE FUTURE NOW, INC.

By: /s/ Terry L. Theye
    -------------------
Its: Chairman and CEO